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                                                                    EXHIBIT 23.1

The Board of Directors
Sound Advice, Inc.:



The audits referred to in our report dated March 28, 2000, included the related financial statement schedule as of January 31, 2000, and for the years ended January 31, 2000 and 1999, the seven-month period ended January 31, 1998 and the year ended June 30, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Financial and Operating Data," "Selected Consolidated Financial and Operating Data" and "Experts" in the prospectus.

/s/ KPMG LLP


Fort Lauderdale, Florida
September 14, 2000